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                                                                 EXHIBIT 23.12



                        CONSENT OF GOLDMAN, SACHS & CO.


     We hereby consent to the use of our name under the caption "Special Considerations; Involvement of Lazard Freres and Goldman Sachs" in the Joint Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of Starwood Hotels & Resorts Trust and Starwood Hotels & Resorts Worldwide, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                        Goldman, Sachs & Co.



Dated: January 14, 1998